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                                                                    EXHIBIT 99.1





                               [MERCANTILE LOGO]




FOR FURTHER INFORMATION:

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
AT MERCANTILE BANK CORPORATION:                               FOR MEDIA:
Michael Price                    Charles Christmas            Linda Margolin
President & COO                  Chief Financial Officer      Margolin & Associates, Inc.
616-406-3720                     616-406-3750                 216-765-0953
mprice@mercbank.com              cchristmas@mercbank.com      lmm@margolinIR.com
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          MERCANTILE BANK CORPORATION ACHIEVES $1 BILLION IN ASSET SIZE

WYOMING, Mich., May 13 -- Mercantile Bank Corporation (Nasdaq: MBWM), a rapidly growing community banking organization, today announced it had achieved $1 billion in asset size.

Michael H. Price, President and COO, commented, "We take great pride in achieving this important milestone after 5 1/2 years of operation. We've continued our strong growth curve despite the prolonged weakness in our local and national economy. This performance is a tribute to our talented employees, the extraordinary quality of our customers, and the strong support of the Grand Rapids community. We are committed to the best in customer and community service, and we are pleased that these strategies have served so many so well."

About Mercantile Bank Corporation

Mercantile Bank Corporation is the bank holding company for Mercantile Bank of West Michigan. The Bank's primary service area is the Kent and Ottawa County area of West Michigan, which includes the City of Grand Rapids, the second-largest city in the State of Michigan. The Bank, through its main office and four full-service branches in greater Grand Rapids, provides a wide variety of commercial banking services primarily to businesses, individuals and governmental units. The Bank also has a loan production office in Holland, Michigan. Mercantile Bank Corporation's common stock is listed on the Nasdaq National Market under the symbol "MBWM."



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Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.